SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2002

WILSHIRE FINANCIAL SERVICES GROUP INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-21845	93-1223879
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1776 SW Madison, Portland, OR	97205
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (503) 223-5600

Item 5.       Other Events

        On May 13, 2002, Wilshire Financial Services Group Inc. (the “Company”) entered into a settlement agreement to resolve all issues with all of the plaintiffs in various legal actions filed against the Company arising from the financial collapse of Capital Consultants LLC (“CCL”). A copy of the settlement agreement has been filed as Exhibit 99.1.

        Between 1994 and 1998 the predecessor to CCL, as agent for various clients, made a number of loans to the privately-owned company then known as Wilshire Credit Corporation and now known as Capital Wilshire Holdings, Inc. (“CWH”). As part of the June 1999 restructuring of the Company, the Company purchased the assets of CWH. In exchange it gave CCL, as agent for the plaintiffs, a 49.99% non-voting common stock ownership interest in the newly-formed Wilshire Credit Corporation (“WCC”). This interest, under certain circumstances, could be converted into shares of the Company’s common stock. This common stock ownership interest was accompanied by a secured liquidation bond which in effect gave the holder a $19.3 million preference upon liquidation of such interest.

        On September 21, 2000, a receiver was appointed for CCL in connection with its financial collapse and ensuing legal action brought by the Securities and Exchange Commission. The receiver and a number of CCL’s clients (“CCL Investors”) filed lawsuits in the U.S. District Court for the District of Oregon against CCL, some of its former executives, the Company, WCC, and First Bank of Beverly Hills F.S.B. (the “Bank”), some of their executives, and a number of other corporations and pension trust trustees. The Company was named as a defendant in the following cases filed in 2000 and 2001:

Miller v. Clinton, et al., U.S. District Court Case No. CV 00-1317 HA
Hazzard, et al. v. Capital Consultants, LLC, et al., U.S. District Court Case No. CV 00-1338 HU
Schultz, et al. v. Kirkland, et al., U.S. District Court Case No. CV 00-1377 KI
Eidem, et al. v. Trustees United Association Union Local No. 290 Plumber, Steamfitter and Shipfitter Industry 401(k) Pension Trust and Welfare Trust, et al. U.S. District Court Case No. CV 00-1446 HE
Chilia, et al. v. Capital Consultants, LLC, et al., U.S. District Court Case No. CV 00-1633 JE
Madole, et al. v. Capital Consultants, LLC, et al., U.S. District Court Case No. CV 00-1660 AS
American Funeral & Cemetery Trust Services, et al. v. Capital Consultants, LLC., et al., U.S. District Court Case No. CV 01-609 HU
Dyer, et al. v. Grayson, et al., U.S. District Court Case No. CV 01-1496 JO

        The plaintiffs alleged that the Company, certain of its subsidiaries, and some of their executives, wrongfully participated in various transactions in which CCL made improper loans to CWH from 1994 through 1998 and thereafter misled the CCL clients by failing to disclose significant losses on $157 million of such loans. All of the Company defendants deny the allegations.

        The Company and the plaintiffs now have entered into a settlement agreement, the principal terms of which are as follows:

        1.         WFSG, Fog Cutter Capital Group Inc., Andrew Wiederhorn, Larry Mendelsohn and the insurers for these persons and for CCL will pay the plaintiffs $29.5 million upon completion of certain events that provide certain protections for the Company from future legal proceedings by other potential claimants and will distribute to the receiver a portion of cash collected from a real estate secured loan.

        2.        WFSG will purchase from the receiver the 49.99% common stock ownership interest in WCC and the related liquidation bond, which the receiver now controls, for $10.5 million which the Company believes is fair consideration for such interest and related bond. As a result of this purchase, the “liquidation bond” associated with the minority common stock interest in WCC and all collateral obligations with respect thereto, as well as the rights to convert such interest into the Company’s common stock, will be terminated.

        3.        The Company, the Bank, and all of their subsidiaries, and all present and former officers and directors will be released from all future liability by the plaintiffs.

        4.        The settlement provides for certain protections to prevent the Company from being brought into future legal proceedings which the plaintiffs may pursue against others.

        The settlement agreement is subject to approval by the Federal District Court of Oregon and the issuance by the Court of a Claims Bar Order and payment of the requisite funds after such approval by August, 2002. Motions for such Court approval are set to be heard on June 16, 2002.

        The total cash cost to the Company for the settlement and acquisition will be $15 million which likely will be paid in the third quarter of 2002, plus the proceeds due the receiver from the secured loan which will be paid if and when funds are realized from the underlying collateral. The Company expects to incur a pre-tax expense of approximately $3.6 million in the first quarter of its 2002 fiscal year. Upon consummation of the settlement agreement, the Company believes its exposure to future liability and legal costs arising from the CCL transactions will be substantially reduced to amounts not having any further material impact on the Company’s financial condition or results of operations. The Company anticipates some ongoing expenses for the implementation of the settlement agreement and indemnification costs for prior officers arising from continuing governmental investigations regarding the CCL transactions.

Item 7.		Financial Statements and Exhibits

	(c)	Exhibits.

99.1 Settlement Agreement dated May 13, 2002
99.2 Purchase Agreement dated May 13, 2002
99.3 Trust Agreement dated May 13, 2002
99.4 Press Release dated May 13, 2002

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2002	WILSHIRE FINANCIAL SERVICES GROUP INC.
Registrant

/s/ Stephen P. Glennon
Stephen P. Glennon
CHIEF EXECUTIVE OFFICER

INDEX TO SCHEDULES AND EXHIBITS

Exhibit Number	Description

99.1	Settlement Agreement dated May 13, 2002
99.2	Purchase Agreement dated May 13, 2002
99.3	Trust Agreement dated May 13, 2002
99.4	Press Release dated May 13, 2002